American International Petroleum Corporation Files Voluntary Petitions for Chapter 11 Reorganization

HOUSTON, TX -- 10/11/2004 -- American International Petroleum Corporation ("AIPC") (OTC: AIPN) announced today that on October 7, 2004, it filed, together with its wholly owned subsidiary, American International Refinery, Inc. ("AIRI"), petitions for Chapter 11 reorganization with the United States Bankruptcy Court for the Western District of Louisiana, Lafayette-Opelousas Division. This filing is being made as a part of AIPC's attempts to reorganize its debt and capital structure. AIPC's other subsidiaries are not included or affected by the Chapter 11 filing. In conjunction with petitions for Chapter 11 reorganization, AIPC asked the Bankruptcy Court to consider a variety of "first day motions." These include motions seeking court permission to jointly administer bankruptcy cases and retain legal professionals to support the company's reorganization actions.

AIPC also announced today that on October 5, 2004, AIRI signed an agreement, subject to bankruptcy court approval and the results of the auction process referred to below, to sell substantially all of AIRI's assets to a third party purchaser. The sale transaction is subject to certain closing conditions, including approval of the bankruptcy court. The transaction will be consummated as soon as all conditions are met. In an effort to maximize value for all its creditor constituencies, AIRI is seeking permission of the court to conduct the sale to a third party under section 363 of the U.S. Bankruptcy Code. A key element of this process will be a competitive bidding auction at which all qualified parties can, and are encouraged to, bid for the assets of AIRI.

American International Petroleum Corporation is a petroleum company which, through certain subsidiaries, is involved in oil and gas exploration and development in Kazakhstan.

All statements, other than statements of historical fact, included in this press release are forward-looking statements, including, but not limited to, statements identified by the words, "attempt," "will" and similar expressions and statements regarding our legal position, plans and objectives. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to, the consummation of the transactions contemplated by the purchase agreement and successful implementation of the restructuring effort.

Contact:
Michael Dodge
732.741.6250